EXHIBIT 16.1


                                                                December 1, 2004

Securities and Exchange Commission
     SECPS Letter File
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549


Re:  Bib Holdings, Ltd.
     File ref. No. 000-32143


Dear Sir or Madam:

We were previously the auditors for Bib Holdings, Ltd. and, under the date of February 13, 2004 except for the final paragraph of Note 12 the date of which is March 2, 2004, we reported on the financial statements of Bib Holdings, Ltd., as of and for the year ended December 31, 2003. On November 29, 2004, our appointment as auditors was terminated. We have read Bib Holdings, Ltd. statements included under Item 4.01 of its Form 8-K and we agree with such statements.

Yours truly yours,


/s/ Lazar Levine & Felix LLP
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LAZAR LEVINE & FELIX LLP